Exhibit 3.1

LIMITED PARTNERSHIP AGREEMENT

OF

STONEPEAK ACCESS FUND LP

THE UNDERSIGNED are executing this Limited Partnership Agreement (“Agreement”) as of April 29, 2024 for the purpose of forming a limited partnership (the “Partnership”) pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §§ 17-101 et seq. (the “Act”). The parties hereto certify and agree as follows:

1.          Name.  The name of the Partnership shall be Stonepeak Access Fund LP, or such other name as the General Partner may from time to time hereafter designate.

2.          Definitions.  In addition to terms otherwise defined herein, the following terms are used herein as defined below.

“Event of Withdrawal of the General Partner” means an event that causes the General Partner to cease to be a general partner of the Partnership as provided in Section 17-402 of the Act.

“General Partner” means Stonepeak Access Fund Associates LP, a Delaware limited partnership.

“Initial Limited Partner” means Adrienne Saunders.

“Limited Partners” means the Initial Limited Partner and all other persons or entities admitted as additional or substitute Limited Partners pursuant to this Agreement, so long as they remain Limited Partners.

“Partners” means those persons or entities who from time to time are the General Partner and the Limited Partners.

3.          Purpose.  The Partnership is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Partnership may do business. The Partnership shall have the power to engage in all activities and transactions which the General Partner deems necessary or advisable in connection with the foregoing.

4.          Offices.

(a) The principal place of business and office of the Partnership shall be located at, and the Partnership’s business shall be conducted from, such place or places as the General Partner may designate to the Partners from time to time.

(b)  The registered office of the Partnership in the State of Delaware shall be located at c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name and address of the registered agent of the Partnership for the service of process on the Partnership in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The General Partner may from time to time change the registered agent or office by an amendment to the certificate of limited partnership.

5.          Partners.  The name and business or residence address of each Partner of the Partnership, the General Partner and the Limited Partners being separately designated, are as set forth in the books and records of the Partnership.

6.          Term.  The term of the Partnership commenced on the date of filing of the Certificate of Limited Partnership of the Partnership in accordance with the Act and shall continue until termination of the Partnership in accordance with Section 14 (Dissolution) of this Agreement.

7.          Management of the Partnership.

(a)   The General Partner shall have the exclusive right to manage the business of the Partnership, and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Partnership and, in general, all powers permitted to be exercised by a general partner under the laws of the State of Delaware.  The General Partner may appoint, employ or otherwise contract with any persons or entities for the transaction of the business of the Partnership or the performance of services for or on behalf of the Partnership, and the General Partner may delegate to any such person or entity such authority to act on behalf of the Partnership as the General Partner may from time to time deem appropriate.

(b)   No Limited Partner, in his, her or its capacity as such, shall have the right to take part in the management or control of the business of the Partnership or to act for or bind the Partnership or otherwise to transact any business on behalf of the Partnership.

8.          Capital Contributions.  Partners shall make capital contributions to the Partnership in such amounts and at such times as they shall mutually agree.

9.          Assignments of Partnership Interest.

(a)   No Limited Partner may sell, assign, pledge or otherwise transfer or encumber (collectively, “Transfer”) all or any part of his, her or its interest in the Partnership, nor shall any Limited Partner have the power to substitute a transferee in his, her or its place as a substitute Limited Partner, without, in either event, having obtained the prior written consent of the General Partner, which consent may be given or withheld in its sole discretion.

(b)   The General Partner may not Transfer all or any part of its interest in the Partnership, nor shall the General Partner have the power to substitute a transferee in its place as a substitute General Partner, without, in either event, having obtained the consent of a majority in interest of the Limited Partners.

10.          Withdrawal.  No Limited Partner shall have the right to withdraw from the Partnership except with the consent of the General Partner and upon such terms and conditions as may be specifically agreed upon between the General Partner and the withdrawing Limited Partner.  The provisions hereof with respect to distributions upon withdrawal are exclusive and no Partner shall be entitled to claim any further or different distribution upon withdrawal under Section 17-604 of the Act or otherwise.

11.          Additional Partners.  The General Partner shall have the right to admit additional Limited Partners upon such terms and conditions, at such time or times, and for such capital contributions as shall be determined by the General Partner; and in connection with any such admission, the General Partner shall have the right to amend the books and records of the Partnership to reflect the name, address, and capital contribution of the admitted Limited Partner.

12.          Allocations and Distributions.  Distributions of cash or other assets of the Partnership shall be made at such times and in such amounts as the General Partner may determine.  Distributions shall be made to (and profits and losses shall be allocated among) Partners pro rata in accordance with the amount of their contributions to the Partnership as set forth in the books and records of the partnership.

13.          Return of Capital.  No Partner has the right to receive, and the General Partner has absolute discretion to make, any distributions to a Partner which include a return of all or any part of such Partner’s capital contribution, provided that upon the dissolution of the Partnership the assets of the Partnership shall be distributed as provided in Section 17‑804 of the Act.

14.          Dissolution.  The Partnership shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a)   The determination of the General Partner to dissolve the Partnership; or

(b)   The occurrence of (i) an Event of Withdrawal of the General Partner or (ii) any other event causing a dissolution of the Partnership under Section 17-801 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an Event of Withdrawal of the General Partner if (A) at the time of the occurrence of such Event of Withdrawal there is at least one remaining general partner of the Partnership that carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (B) within ninety (90) days after the occurrence of such Event of Withdrawal, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

15.          Exculpation and Indemnification.

(a)   Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no authorized person, Partner, nor any of such person’s representatives, agents or advisors nor any partner, member, officer, employee, representative, agent or advisor of the Partnership or any of its affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Partnership or any other Partner for any act or omission (in relation to the Partnership, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person, unless such act or omission resulted from fraud, bad faith or willful misconduct by such Covered Person.  Each Covered Person shall be entitled to rely in good faith on the advice of legal counsel to the Partnership, accountants and other experts or professional advisors, and no action taken by any Covered Person in reliance on such advice shall in any event subject such person or entity to any liability to any Partner or the Partnership. To the extent that, at law or in equity, a Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, to the fullest extent permitted by law, such Partner acting under this Agreement shall not be liable to the Partnership or to any such other Partner for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they eliminate or restrict the duties and liabilities of a Partner otherwise existing at law or in equity, are agreed by the Partner, to the fullest extent permitted by law, to modify to that extent such other duties and liabilities of such Partner.

(b)   To the fullest extent permitted by law, the Partnership shall indemnify and hold harmless (but only to the extent of the Partnership’s  assets) each Covered Person from and against any and all claims, damages, losses, costs, expenses and liabilities (including, without limitation, amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim), joint and several, of any nature whatsoever, known or unknown, liquidated or unliquidated (collectively, “Losses”), arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of such Covered Person’s  management of the affairs of the Partnership or which relate to or arise out of or in connection with the Partnership, its property, its business or affairs; provided, that a Covered Person shall not be entitled to indemnification under this Section with respect to any claim, issue or matter unless such act or omission resulted from fraud, bad faith or willful misconduct by such Covered Person.  To the fullest extent permitted by law, expenses (including legal fees) incurred by a Covered Person (including, without limitation, a Partner) in defending any claim, demand, action, suit or proceeding may, with the approval of the General Partner, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of a written undertaking by or on behalf of the Covered Person to repay such amount to the extent that it shall be subsequently determined that the Covered Person is not entitled to be indemnified as authorized in this Section, and the Partnership and its affiliates shall have a continuing right of offset against such Covered Person’s interests/investments in the Partnership and such affiliates and shall have the right to withhold amounts otherwise distributable to such Covered Person to satisfy such repayment obligation.  The Partnership may purchase insurance, to the extent available at reasonable cost, to cover losses, claims, damages or liabilities covered by the foregoing indemnification provisions.  Partners shall not be personally obligated with respect to indemnification pursuant to this Section.

16.          Amendments.  This Agreement may be amended only upon the written consent of the General Partner and a majority in interest of the Limited Partners.

17.          Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware without regard to the conflicts of law principles.

18.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

GENERAL PARTNER:

STONEPEAK ACCESS FUND ASSOCIATES LP

By: STONEPEAK ACCESS FUND GP INVESTORS LP, as its general partner

By: STONEPEAK GP INVESTORS HOLDINGS LP, as its general partner

By: STONEPEAK GP INVESTORS UPPER HOLDINGS LP, as its general partner

By: STONEPEAK GP INVESTORS HOLDINGS MANAGER LLC, as its general partner

By:	/s/ Adrienne Saunders
Name:	Adrienne Saunders
Title:	Senior Managing Director & General Counsel / Chief Compliance Officer

INITIAL LIMITED PARTNER:

By:	/s/ Adrienne Saunders
Name:	Adrienne Saunders

[Signature Page to Stonepeak Access Fund LP – Shell LPA]